WPS Resources Capital Corporation						Exhibit A-3
Consolidating Balance Sheet
As of December 31, 2003	WPS Resources	WPS	WPS Power
(Millions)	Capital	Energy	Development,	Eliminations		Consolidated
	Corporation	Services, Inc	Inc	Debit	Credit	Statements
Assets
Cash and cash equivalents	0.0	19.6	25.3	0.0	0.0	44.9
Restricted funds	0.0	0.0	3.2	0.0	0.0	3.2
Accounts receivable - net	0.0	375.9	25.7	0.0	4.7	396.9
Accrued unbilled revenues	0.0	35.5	0.0	0.0	0.0	35.5
Inventories	0.0	110.5	1.5	0.0	0.0	112.0
Current assets from risk management activities	0.0	509.0	4.6	0.0	0.0	513.6
Assets held for sale	0.0	0.0	116.4	0.0	0.0	116.4
Other current assets	0.0	1.8	5.6	0.0	0.0	7.4
Current assets	0.0	1,052.3	182.3	0.0	4.7	1,229.9

Property, plant, and equipment, net	0.0	8.7	144.6	0.0	0.0	153.3
Nuclear decommissioning trusts	0.0	0.0	0.0	0.0	0.0	0.0
Regulatory assets	0.0	0.0	0.0	0.0	0.0	0.0
Long-term assets from risk management activities	0.0	100.4	0.0	0.0	0.0	100.4
Other	319.9	1.3	46.9	0.0	319.8	48.3
Total assets	319.9	1,162.7	373.8	0.0	324.5	1,531.9

Liabilities and Shareholders' Equity
Short-term debt	0.0	60.0	5.4	0.0	0.0	65.4
Current portion of long-term debt	0.0	0.0	5.0	0.0	0.0	5.0
Note payable to preferred stock trust	0.0	0.0	0.0	0.0	0.0	0.0
Accounts payable	0.0	399.2	11.9	4.7	0.0	406.4
Current liabilities from risk management activities	0.0	504.6	12.7	0.0	0.0	517.3
Liabilities held for sale	0.0	0.0	2.7	0.0	0.0	2.7
Other current liabilities	0.0	35.8	15.8	0.0	0.0	51.6
Current liabilities	0.0	999.6	53.5	4.7	0.0	1,048.4

Long-term debt	0.0	0.0	109.3	0.0	0.0	109.3
Deferred income taxes	0.0	(6.8)	(51.7)	0.0	0.0	(58.5)
Deferred investment tax credits	0.0	0.0	0.0	0.0	0.0	0.0
Regulatory liabilities	0.0	0.0	0.0	0.0	0.0	0.0
Environmental remediation liabilities	0.0	0.0	0.0	0.0	0.0	0.0
Pension and postretirement benefit obligations	0.0	0.0	0.0	0.0	0.0	0.0
Long-term liabilities from risk management activities	0.0	92.2	0.0	0.0	0.0	92.2
Asset retirement obligations	0.0	0.0	0.0	0.0	0.0	0.0
Other	0.0	7.7	12.1	0.0	0.0	19.8
Long-term liabilities	0.0	93.1	69.7	0.0	0.0	162.8

Company-obligated mandatorily redeemable trust preferred
securities of trust holding solely WPS Resources
7.00% subordinated debentures	0.0	0.0	0.0	0.0	0.0	0.0
Preferred stock of subsidiary with no mandatory redemption	0.0	0.0	0.0	0.0	0.0	0.0
Common stock equity	319.9	70.0	250.6	328.4	8.6	320.7
Total liabilities and shareholders' equity	319.9	1,162.7	373.8	333.1	8.6	1,531.9